Exhibit 5.1

10250 Constellation Blvd., Suite 1100

Los Angeles, California 90067

Tel: +1.424.653.5500 Fax: +1.424.653.5501

www.lw.com
FIRM / AFFILIATE OFFICES

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	Boston	New York

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	Century City	Paris

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November 4, 2024	Dubai	San Diego
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	Frankfurt	Seoul

	Hamburg	Silicon Valley

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	Los Angeles	Washington, D.C.

Madrid

Avery Dennison Corporation

8080 Norton Parkway

Mentor, Ohio 44060

Re:	Registration No. 333-264452; €500,000,000 aggregate principal amount of 3.750% Senior Notes due 2034

To the addressees set forth above:

We have acted as special counsel to Avery Dennison Corporation, a Delaware corporation (the “Company”), in connection with the issuance of €500,000,000 aggregate principal amount of its 3.750% Senior Notes due 2034 (the “Notes”) under an Indenture, dated November 20, 2007 (the “Base Indenture”), between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Tenth Supplemental Indenture, dated the date hereof, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 22, 2022 (Registration No. 333-264452) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the general corporation law of the state of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

November 4, 2024

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the underwriting agreement filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K on November 4, 2024, the Notes will have been duly authorized by all necessary corporate action of the Company and will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (d) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (e) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, and (d) any make whole amount or any premium in connection with a Change of Control Payment (as defined in the Indenture) payable in respect of the Notes would be deemed to be reasonable in the circumstances applicable to the Notes and the Indenture.

November 4, 2024

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated November 4, 2024 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP